EXHIBIT 99.1


       Sun River Energy Engages Europa Securities to Fund Up to $7 Million
                  to Further Evaluate and Commence a Drilling
                   Program on Sun River's New Mexico Property

WHEAT RIDGE,  Colo., June 15, 2009 -- Sun River Energy Inc. (OTC Bulletin Board:
SNRV) is pleased to announce that Europa Securities, LLC. has been engaged to place a $1 million bridge financing to a second round of a $6 million 8% Series "A" Convertible Preferred Stock based on Thomasson Partners' preliminary assessment of the Company's mineral prospects in Colfax County. The Company intends to use the bridge proceeds to fund further evaluation for exploration activities, leading to an initial drilling site selection and an ongoing drilling program on Sun River Energy's acreage in Colfax County, New Mexico, as well as for additional working capital.

Jay Leaver, Executive Vice President of Thomasson Partner Associates, Inc., consultant to Sun River Energy, Inc. has made a recommendation prior to issuing the preliminary report under the Consulting Agreement. "Our preliminary review of available gravity, aeromagnetic, and subsurface data suggests a possible basin extension in the area. Old wells indicate the presence of natural gas and helium, with the possibility of some oil as well. There is a natural gas pipeline through the middle of the Sun River mineral interest in Southern Colfax County. We anticipate utilizing a modest exploration budget to acquire detailed gravity, magnetic, and surface geochemical data to supplement a 2D seismic program, with the goal of defining the extent of the basin, followed by 3D seismic thereafter to define potential target zones, and determining a test program for oil, natural gas, and/or helium based upon these results".

Sun River's management is highly encouraged by current market conditions which have reduced evaluation and exploration costs markedly. Management is presently evaluating other opportunities to acquire producing and non producing acreage, in North America, at exceptional value to its shareholders. Management and advisors believe that the long term trend and outlook for oil and gas prices are trending higher over the next year. Sun River intends to pursue producing property acquisitions and will update its shareholders when its advisors and management deem it prudent to do so.

About Europa Securities, LLC.

Europa Securities, LLC, headquartered in Palm Beach Gardens, Florida and a member of the NYSE for the past seventeen years, engages primarily in the funding and financing of small to mid-market public and private companies.

About Thomasson Partner Associates, Inc.

Throughout Thomasson Partner Associates' seventeen year history, TPA has established a reputation within the industry as the leader in providing first quality, technically solid, oil and gas opportunities. This has been accomplished through the selection of accomplished, experienced and proven gas and oil explorations as part of integrated project teams.

Thomasson Partner Associates' primary focus is on high-impact projects with the potential to discover truly significant reserves. TPA's record proves their ability to provide a vehicle for a client to establish itself as a major player in the energy industry.

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About Sun River Energy,  Inc. Sun River Energy,  Inc., is an independent  energy company, engaged in the evaluation for exploration of its oil and gas properties in New Mexico. Sun River Energy is based in Colorado.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements may include, among other things, the development, costs and hoped for results of our exploration program on our mineral prospects. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with petroleum exploration, drilling and production problems and uncertainties of development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.